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Exhibit 3.2

AMENDED AND RESTATED BYLAWS
OF
NORTHWEST AIRLINES CORPORATION
(hereinafter called the "Corporation")

As Amended as of January 29, 2004

ARTICLE I

OFFICES

        Section 1.    Registered Office.    The registered office of the office of the Corporation shall be in Wilmington, New Castle County, State of Delaware.

        Section 2.    Other Offices.    The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

MEETING OF STOCKHOLDERS

        Section 1.    Place of Meetings.    Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

        Section 2.    Annual Meetings.    The Annual Meeting of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting.

        Section 3.    Special Meetings.    Special Meetings of Stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, and shall be called by the Chairman of the Board at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting.

        Section 4.    Notice of Meetings.    Written notice of an Annual Meeting or Special Meeting stating the place, date and hour of the meeting and in the case of a Special Meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

        Section 5.    Quorum.    Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

        Section 6.    Voting.    Except as otherwise provided by the Certificate of Incorporation or these Bylaws, any questions brought before any meeting of stockholders shall be decided by a majority vote of the number of shares present in person or represented by proxy and entitled to vote on the subject matter. Such votes may be cast in person or by proxy but no proxy shall be voted on after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

        Section 7.    Special Voting Requirements.    Notwithstanding anything in Section 6 above, any plan of merger or consolidation with or into another person or entity in one or a series of related transactions that is not approved by the Board of Directors in accordance with the provisions of these Bylaws and which is brought before any meeting of stockholders shall require the vote of not less than two-thirds of the shares of stock entitled to vote thereon. Any amendment to this Section 7 of Article II of these Bylaws shall require the approval of not less than two-thirds of the shares of stock entitled to vote thereon or a two-thirds vote of the Board of Directors.

        Section 8.    List of Stockholders Entitled to Vote.    The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

        Section 9.    Stockholder Ledger.    Except as otherwise provided in the Certificate of Incorporation or in Article IX of these Bylaws, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 8 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

        Section 10.    Advance Notice of Stockholder Business.

          (a)    Annual Meetings of Stockholders.

          (1)   The proposal of business to be considered by the stockholders (other than nominations of persons for election to the Board of Directors, which must be made in accordance with the provisions of ARTICLE III, Section 1 hereof) may be made at an annual meeting of stockholders (A) pursuant to the Corporation's notice of meeting, (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

          (2)   For the proposal of business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (a) as to any business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of records by such stockholder and such beneficial owner.

          (b)    Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders in accordance with ARTICLE III, Section 1 of these By-Laws.

          (c)    General.

          (1)   Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Restated Certificate of Incorporation, as amended, or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

          (2)   For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (3)   Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors under specified circumstances.

ARTICLE III

DIRECTORS

        Section 1.    Number and Election of Directors.    (a) The Board of Directors shall consist of 15 members. Except as provided in Sections 1 and 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal. Directors need not be stockholders of the Corporation.

        (b)   Notwithstanding anything in this Section 1 or in Section 2 of this Article III to the contrary, each of the holders of the series C preferred stock, par value $0.01 per share (the "Series C Preferred Stock"), of the Corporation may vote to elect directors to the Board of Directors, and to fill vacancies on the Board of Directors, in accordance with the terms of the certificate of designation for such stock; provided, however, that each director elected by holders of the Series C Preferred Stock (a "Series C Director") must be a citizen of the United States.

        (c)   Subject to the exclusive rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Series C Directors or directors of the Corporation upon the happening of certain events (including as referred to in Section l(b)), nominations of candidates for election as directors of the Corporation at any meeting of stockholders of the Corporation may be made by the a nominating committee of the Board of Directors to be established pursuant to Section 3 of this Article III and as required by law, regulation or listing standards of any exchange on which securities of the Corporation are listed, or by any stockholder entitled to vote at such meeting who complies with the provisions of this Section l(c). Not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting, in the case of an annual meeting, or, in the case of a special meeting called by the Chairman of the

Board for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, any stockholder who intends to make a nomination at the meeting shall deliver written notice to the Secretary of the Corporation setting forth (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder (A) is a United States Citizen (as such term is deemed in the Certificate of Incorporation), (B) is a holder of record of stock of the Corporation specified in such notice, (C) is or will be entitled to vote at such meeting, and (D) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a statement that the nominee (or nominees) is a United States Citizen (as defined above) and is willing to be nominated; and (iv) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee and in a Schedule 14B (or other comparable required filing then in effect) under the Exchange Act. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above. In the event that a person is validly designated as a proposed nominee in accordance with this Section l(c) (including a bona fide statement that the nominee is willing to be nominated) and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the stockholder who made such designation may designate promptly in the manner set forth above a substitute proposed nominee, notwithstanding the minimum time period set forth in this Section l(c). No person may be elected as a director at a meeting of stockholders unless nominated in accordance with this Section l(c), and any purported nomination or purported election not made in accordance with the procedures as set forth in this Section l(c) shall be void. In addition to any other requirements relating to amendments to these Bylaws, no proposal by any stockholder to repeal or amend this Section l(c) shall be brought before any meeting of the stockholders of the Corporation unless written notice is given of (i) such proposed repeal or the substance of such proposed amendment; (ii) the name and address of the stockholder who intends to propose such repeal or amendment; and (iii) a representation that the stockholder is a holder of record of stock of the Corporation specified in such notice, is or will be entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the proposal. Such notice shall be given in the manner and at the time specified above in this Section l(c). Any proposal to repeal or amend or any such purported repeal or purported amendment of this Section l(c) not made or adopted in accordance with the procedures set forth in this Section l(c) shall be void. Any amendment to this Section 1(c) shall require the vote of holders of not less than two-thirds of the shares of stock entitled to vote thereon.

        Section 2.    Vacancies.    Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority vote of all directors, including the Series C Directors, as defined in Section 1 of this Article III, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier resignation or removal; provided, however, that:

          (a)   Any interim vacancy among the Series C Directors, whether such vacancy occurs as a result of death, removal or otherwise, shall be filled, effective at the beginning of the next meeting of the Board of Directors, by a designee nominated by the Union, as defined in the Certificate of Designation for the Series C Preferred Stock (the "Series C Certificate of Designation"), that nominated the previous holder of the vacant position pursuant to the terms of the Letter Agreements (as defined below); provided, however, that for any vacancy among the Series C Directors created by an increase in the size of the Board of Directors pursuant to the provisions of paragraph 7(ii)(a) or 7(ii)(b) of the Series C Certificate of Designation, the Air Line Pilots Association, the International Brotherhood of Teamsters and the International Association of Machinists and Aerospace Workers, each acting through its President or, in the case of Airline Pilots Association, the Northwest Airlines, Inc. Master Executive Council, shall each be entitled to nominate one-third of the Series C Directors and- if the total number of Series C Directors is not a multiple of three, any remaining Series C Directors shall be nominated by a unanimous vote of the existing Series C Directors designated by such three Unions.

          (b)   In the event that, in connection with the redemption of Series C Preferred Stock pursuant to paragraph 9(i)(a) of the Series C Certificate of Designation, the Corporation issues additional shares of Common Stock to the exchanging holders of Series C Preferred Stock and, following such issuance, the number of shares of Common Stock held by Qualified Holders of Employee Stock, as such terms are defined in the Series C Certificate of Designation, after such redemption is greater than 50% of the number of shares of voting capital stock of the Corporation then outstanding, the terms of all sitting members of the Board of Directors of the Corporation, other than the Series C Directors, shall thereupon terminate and the Series C Directors shall appoint the successors of such directors. Any director may resign at any time upon notice to the Corporation. Directors need not be stockholders.

        Section 3.    Committees.    The Board of Directors may designate one or more committees, which committees shall, to the extent provided in the resolution of the Board of Directors establishing such a committee, have all authority and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent lawful under the General Corporation Law of the State of Delaware, provided, however, to the extent that directors serve as members of a committee designated by the Board of Directors, at least one of such directors shall be a Series C Director as long as any Series C Directors sit on the Board of Directors.

        Section 4.    Duties and Powers.    The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

        Section 5.    Meetings.    The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or any two directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, telegram or telecopy (facsimile)

on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

        Section 6.    Quorum; Board Action.

        (a)   Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the entire Board of Directors shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        (b)   [Deleted]

        (c)   Notwithstanding anything in Section 6(a) to the contrary, the Corporation's Certificate of Incorporation or these Bylaws may not be amended to abrogate any of the terms or rights or powers of the Series C Preferred Stock in a manner inconsistent with the terms of the Letter Agreements, or the Common Stock into which such Series C Preferred Stock may be converted, without the affirmative vote of a majority of the Series C Directors.

        (d)   The following term shall have the following meaning for the purpose of this Article III:

        "Letter Agreements" shall mean the equity letter agreements entered into in 1993 between the Corporation and Northwest on the one hand and the Air Line Pilots Association, the International Brotherhood of Teamsters, the International Association of Machinists and Aerospace Workers, the Transport Workers Union of America, the Airline Technical Support Association and the Northwest Airlines Meteorologists Association on the other hand.

        Section 7.    Actions of Board.    Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

        Section 8.    Meetings by Means of Conference Telephone.    Members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

        Section 9.    Compensation.    The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director or both. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

OFFICERS

        Section 1.    General.    The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person. The officers of Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

        Section 2.    Election.    The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

        Section 3.    Voting Securities Owned by the Corporation.    Notwithstanding anything to the contrary contained herein, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of and such securities, if voting securities, may be voted on behalf of, the Corporation (i) by such offcer or officers as are specifically delegated to do so in any particular instance by the Board of Directors of the Corporation and (ii) the President or any Vice President, in any other case, and any such officer may, in the name of and on behalf of the Corporation, take all such action as such officer may deem advisable to vote such securities in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

        Section 4.    Chairman of the Board of Directors.    The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall also perform such duties and may exercise such powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors.

        Section 5.    President.    The President shall be subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors. As provided in Article VII of these Bylaws, the President shall have authority to execute all deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Corporation. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. Unless the Board of Directors establishes otherwise, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors.

        Section 6.    Vice Presidents.    At the request of the President or in his or her absence or in the event of his or her inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer of the Corporation, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the Chief Executive Officer of the Corporation, and when so acting, shall have all the powers of and be subject to all the restrictions upon such Chief Executive Officer.

        Section 7.    Secretary.    The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer of the Corporation, under whose supervision he or she shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the Chief Executive Officer of the Corporation may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

        Section 8.    Treasurer.    The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of

Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer of the Corporation and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his or her control belonging to the Corporation.

        Section 9.    Assistant Secretaries.    Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chairman of the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

        Section 10.    Assistant Treasurers.    Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chairman of the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his or her control belonging to the Corporation.

        Section 11.    Other Officers.    Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

        Section 1.    Form of Certificates.    Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him or her in the Corporation.

        Section 2.    Signatures.    Where a certificate is countersigned by (i) a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

        Section 3.    Lost Certificates.    The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        Section 4.    Transfers.    Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his or her attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

        Section 5.    Record Date.    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        Section 6.    Beneficial owners.    The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI

NOTICES

        Section 1.    Notices.    Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex, cable or telecopy (facsimile).

        Section 2.    Waivers of Notice.    Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written notice unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VII

GENERAL PROVISIONS

        Section 1.    Dividends.    Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

        Section 2.    Disbursements.    All checks or demands for money and notes of the Corporation shall be signed by the Treasurer or such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

        Section 3.    Fiscal Year.    The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

        Section 4.    Corporate Seal.    The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

        Section 5.    [Deleted]

        Section 6.    Certain Repurchases of Series C Preferred Stock.    (a) Any decision by the Board of Directors either (i) not to repurchase all of the Series C Preferred Stock with respect to which holders have exercised the Put Right, as defined in the Series C Certificate of Designation, either (x) with cash pursuant to paragraph 9(i)(a) of-the Series C Certificate of Designation or (y) pursuant to the procedures set forth in paragraph 9(i)(b) of the Series C Certificate of Designation, but instead to redeem such Series C Preferred Stock with shares of Common Stock pursuant to paragraph 9(i)(a) of the Series C Certificate of Designation, or (ii) not to redeem any of the Series C Preferred Stock in accordance with the requirements of paragraph 9(i) of the Series C Certificate of Designation, may only be made if a majority of the Series C Directors consent to such decision.

        (b)   Any decision by the Board of Directors of the Corporation—on any Partial Repurchase Date, as defined in the Series C Certificate of Designation, not to use all Available Cash as defined in the Series C Certificate of Designation, to effect a Partial Repurchase, as defined in the Series C Certificate of Designation, may only be made if a majority of the Series C Directors consent to such decision.

        Section 7.    Execution of Instruments.    All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Corporation shall be signed on behalf of the Corporation by the Chief Executive Officer, the President, any Vice President or other officer of the Corporation, or by such other person or persons as may be designated from time to time by the Board of Directors.

ARTICLE VIII

INDEMNIFICATION

        Section 1.    Power to Indemnify in Actions Suits or Proceedings Other than Those by or in the Right of the Corporation.    Subject to Section 4 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        Section 2.    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.    Subject to Section 4 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure agent in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 3.    Notwithstanding the other provisions of this Article VIII, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise, including without limitation the dismissal of an action without prejudice, in the defense of any action, suit or proceeding referred to in Sections 1 and 2 above, or in the defense of any claim, issue or matter therein, that person shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by that person or on that person's behalf in connection therewith.

        Section 4.    Authorization of Indemnification.    Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation unless a determination is made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that indemnification of the director or officer is not proper because that person has not met the applicable standards of conduct set forth in Sections 1 and 2 above.

        Section 5.    Good Faith Defined.    For purposes of any determination under this Article VIII, a person shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if his or her action is based on the records or books of account of this Corporation or another enterprise, or on information supplied to him or her by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or record given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term

"another enterprise" as used in this Section 5 shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director or officer. The provisions of this Section 5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 1 and 2 of this Article VIII, as the case may be.

        Section 6.    Indemnification by a Court.    Notwithstanding any contrary determination in the specific case under Section 4 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standards of conduct set forth in Sections 1 and 2 of this Article VIII:, as the case may be. Notice of any application for indemnification pursuant to this Section 6 shall he given to the Corporation promptly upon the filing of such application.

        Section 7.    Advance of Costs, Charges and Expenses.    Costs, charges and expenses (including attorneys' fees) incurred by a person referred to in Sections 1 and 2 above in defending a civil or criminal action, suit or proceeding (including investigations by any government agency and all costs, charges and expenses incurred in preparing for any threatened action, suit or proceeding) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided however, that the payment of such costs, charges and expenses incurred by a director or officer in that person's capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article VIII. No security be required for such undertaking and such undertaking shall be accepted without reference to the recipient's financial ability to make repayment. The repayment of such charges and expenses incurred by other employees and agents of the Corporation which are paid by the Corporation in advance of the final disposition of such action, suit or proceeding as permitted by this Section 7 may be required upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may, in the manner set forth above, and subject to the approval of such director or officer of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is party to such action, suit or proceeding.

        Section 8.    Procedure for Indemnification.    Any indemnification under Sections 1, 2 or 3 or advance of costs, charges and expenses under Section 7 of this Article VIII shall be made promptly, and in any event, within sixty (60) days, upon the written request of the director or officer directed to the Secretary of the Corporation. The right to indemnification or advances granted in this Article VIII shall be enforceable by the director or officer in any court of competent jurisdiction if the Corporation denies such request, in whole or part, or if no disposition thereof is made within sixty (60) days. Such person's costs and expenses incurred in connection with successfully establishing that person's right to indemnification or advances, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for advance costs, charges and expenses under Section 7 of this Article VIII where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Sections 1 or 2 of this Article VIII, but the burden of proving such standard of conduct has not been met shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made such a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article VIII, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        Section 9.    Non-Exclusivity of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this Article VIII but whom the Corporation has the power to indemnify under the provisions of the General Corporation Law of the State of Delaware or otherwise and has either the obligation to indemnify such person or has determined that it is in the best interests of the Corporation to do so.

        Section 10.    Insurance.    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of this Article VIII.

        Section 11.    Meaning of "Corporation" for Purposes of Article VIII.    For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request for such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

        Section 12.    Survival of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE IX

OWNERSHIP BY FOREIGN PERSONS

        Section 1.    Foreign Stock Record.    There shall be maintained a separate stock record, designated the "Foreign Stock Record", for the registration of Alien Owned Shares. The Beneficial Ownership by Persons of Alien Owned Shares shall be determined in conformity with regulations prescribed by the Board of Directors.

        Section 2.    Permitted Percentage.    At no time shall ownership of shares representing more than the Permitted Percentage be registered on the Foreign Stock Record.

        Section 3.    Registration of Shares.    If at any time there exist Alien Owned Shares that are not registered on the Foreign Stock Record, the Beneficial Owner thereof may request, in writing, that the corporation register ownership of such shares on the Foreign Stock Record and the Corporation shall comply with such request, subject to the limitation set forth in Section 2. The order in which Alien Owned Shares shall be registered on the Foreign Stock Record shall be chronological, based on the date the Corporation received a written request to so register such shares of Alien Owned Shares; provided, that any Person who is not a U.S. Citizen who purchases or otherwise acquires Alien Owned Shares that are registered on the Foreign Stock Record, may register such shares in its own name within thirty days of such acquisition, in which event such Person will assume the position of the seller of such shares in the chronological order of shares registered on the Foreign Stock Record. If at any time the Corporation shall find that the combined voting power of Alien Owned Shares then registered on the Foreign Stock Record exceeds the Permitted Percentage, there shall be removed from the Foreign Stock Record the registration of such number of shares so registered as is sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Permitted Percentage. The order in which such shares shall be removed shall be reverse chronological order based upon the date the Corporation received a written request to so register such shares of Alien Owned Shares.

        Section 4.    Definitions.    Capitalized terms used in this Article IX and not defined herein shall have the meaning ascribed to them in the Certificate of Incorporation.

AMENDMENTS

        Section 1.    Subject to the voting requirements of Section 7 of Article II and Sections l(c) and 6 of Article III hereof, these Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the vote of the stockholders or the Board of Directors.

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AMENDED AND RESTATED BYLAWS OF NORTHWEST AIRLINES CORPORATION (hereinafter called the "Corporation") As Amended as of January 29, 2004